Exhibit 2.1

SHARE PURCHASE AGREEMENT

This Share Purchase Agreement (the “Agreement”) is dated as of March 31, 2006, and is entered into by and between Cellegy Pharmaceuticals, Inc., a Delaware corporation with an address of 1800 Byberry Road, Building 13, Huntingdon Valley, PA 19006, United States of America (“Cellegy” or “Seller”), and Epsilon Pharmaceuticals Pty Ltd ACN 118 178 699, an Australian company with an address of 203 New South Head Road, Edgecliff, New South Wales 2027, Australia (“Purchaser”).

BACKGROUND

A. Seller owns two (2) ordinary shares (the “Shares”) in the issued share capital of Cellegy Australia Pty Ltd ACN 092 129 596, an Australian corporation (“Cellegy Australia”), representing all of the issued and outstanding equity of Cellegy Australia.

B. Purchaser desires to purchase the Shares, and Seller is willing to sell the Shares to Purchaser, on the terms and subject to the conditions set forth in this Agreement.

AGREEMENT

THE PARTIES AGREE AS FOLLOWS:

1. Purchase of the Shares; Closing and Post-Closing Payments.

1.1 Purchase of the Shares. At the Closing (defined below), Seller shall sell and transfer the Shares to Purchaser, and Purchaser shall purchase the Shares from Seller.

1.2 Purchase Price. Purchaser shall pay to Seller the purchase price for the Shares, by means of wire transfer to an account designated by Seller at least 2 Business Days before the Closing. The purchase price (the “Purchase Price”) shall be paid in U.S. dollars and shall consist of the following amounts:

(a) to be paid at the Closing, the sum of US$1,000,000 (the “Closing Payment”); provided, however, that if the sum of US$1,000,000 exceeds the sum of Australian Dollars (“AU”) $1,366,000, calculated based on the exchange rate as quoted by the Reserve Bank of Australia (as reported in its related web site) for the day preceding the Closing Date (the “Closing Exchange Rate”), then the Closing Payment shall be the sum of AU1,366,000, paid in U.S. Dollars based on such exchange rate;

(b) an amount, equal to the cash and cash equivalents of Cellegy Australia as of the Closing Date, in the absence of any dispute to be paid at the Closing in U.S. Dollars (based on the Closing Exchange Rate) (Amounts paid to Seller as provided in this clause 1.2(b) together with amounts paid to Seller pursuant to clause 1.2(c) below shall constitute repayment in full of the amount of the Loan, described in clause 5.7 below.);

(c) an amount equal to the amount of inventory, raw materials and packaging supplies of Cellegy Australia that exist as of the Closing Date, based on the actual cost value of such items as reflected on Cellegy Australia’s books and records as determined in good faith by Seller, paid in U.S. dollars based on the Closing Exchange Rate. Purchaser shall cooperate with Seller to determine such amount no later than fifteen (15) days after the Closing Date, and such amount will, in the absence of any dispute, be paid within three (3) business days after Seller notifies Purchaser of the amount (Amounts paid to Seller as provided in this clause 1.2(c) together with amounts paid to Seller pursuant to clause 1.2(b) above shall constitute repayment in full of the amount of the Loan, described in clause 5.7 below.); and

(d) to be paid at Closing, an amount equal to U.S.$23,000.

1.3 Accounts Receivable. Purchaser must pay, in U.S. dollars based on the Closing Exchange Rate, an amount equal to the cash actually collected by Cellegy Australia after the Closing with respect to accounts receivable of Cellegy Australia that exist as of the Closing Date, minus a collection fee of 12.5% of the receivable collected, such amount to be paid within three (3) business days after each month with respect to the receivables collected during the preceding month. Purchaser agrees to use all commercially reasonable efforts to collect such accounts receivable at their full recorded amounts. Seller must give Purchaser all information in its possession or control as may be reasonably necessary to enable Purchaser to collect such accounts receivable, and Purchaser must provide such information to Seller as it may reasonably request concerning the amount collected from time to time from such receivables. Purchaser will not be obliged to commence legal proceedings for the recovery of any accounts receivable of Cellegy Australia and Seller must not, without Purchaser's prior written consent which consent shall not be unreasonably withheld, undertake any efforts to collect any such accounts receivable. Following the Closing, Seller must promptly remit to Purchaser any amount received by it for any accounts receivable of Cellegy Australia relating to any period after the Closing.

2. Representations and Warranties of Cellegy. Cellegy represents and warrants to Purchaser that each of the following is a true and complete statement:

2.1 Organization. Cellegy is a corporation duly organized under the laws of the State of Delaware.

2.2 Authorization. Before the Closing Date Cellegy will have taken all corporate action necessary to authorize its consummation of the sale of the Shares and the performance of its obligations under this Agreement.

2.3 No Conflict. The execution of this Agreement and the performance of Cellegy's obligations hereunder will not (A) cause a violation of Cellegy's restated certificate of incorporation or bylaws, or (B) in any material respect cause any violation of any statute, rule or regulation applicable to Cellegy or of any judgment or order of any court or governmental body. This Agreement when executed by Cellegy will be (assuming due authorization and execution and delivery of the same by the Purchaser), the valid and binding obligation of Cellegy, enforceable against Cellegy (under applicable New South Wales law) in accordance with its terms, subject only to the effect of (a) applicable bankruptcy and other similar laws affecting the rights of creditors generally and (b) rules of law and equity governing specific performance, injunctive relief and other equitable remedies.

2.4 Shares. The Shares are fully paid, are all of the issued shares in the capital of Cellegy Australia and no shares have been created or issued and there are no outstanding convertible securities, options or agreements which either now or in the future could entitle any person to call for the issue, purchase or transfer of any shares, debentures, notes or other securities in Cellegy Australia, or result in or require the creation of any Interest over any of the Shares. Seller is the legal and beneficial owner of the Shares free of all Third Party Interests and on Closing Purchaser will acquire good legal and beneficial title to the Shares free of all other Interests, subject only to the Shares being registered in Purchaser's name in Cellegy Australia's register of members.

2.5 Intellectual Property Rights. Seller has previously delivered to Purchaser a complete and accurate list and description, to the Seller’s knowledge, of all intellectual property rights held by Cellegy Australia (“IP Rights”). To Seller’s knowledge, (a) Cellegy Australia holds the IP Rights, and upon the consummation of the actions contemplated by clause 5.6 below will hold the Transferred IP Rights (as defined in clause 5.6), in its name as sole legal and beneficial owner, free of all other Interests, (b) each of the IP Rights is, and following the consummation of the actions contemplated by clause 5.6 below each of the Transferred IP Rights will be, valid and enforceable and not subject to any agreement which prevents, restricts or otherwise inhibits the freedom of Cellegy Australia to use and exploit the IP Rights or the Transferred IP Rights (“Restriction”) or to any claim, opposition, revocation, cancellation, impairment, rectification or amendment (collectively “IP Claim”), and (c) there are no pending or threatened proceedings for any Restriction or IP Claim.

2.6 Contracts. Seller has previously delivered to Purchaser a complete and accurate list, to Seller’s knowledge, of each material agreement to which Cellegy Australia is a party (the “Contracts”). To Seller’s knowledge, each Contract is enforceable against, and is being properly performed by, the parties to it, is at arms length and within the ordinary course of conduct of Cellegy Australia's business, contains no unusual or onerous provisions of which Purchase is not aware, is capable of performance by Cellegy Australia on time without undue or unusual expenditure or effort and as far as Seller is aware is and will continue to be profitable to Cellegy Australia.

2.7 Solvency and Indebtedness. To Seller’s knowledge, (a) Cellegy Australia is able to pay its debts as and when they fall due, (b) is not insolvent or presumed to be insolvent under any law applicable to Cellegy Australia, and (c) no person has taken any action which could result in it becoming, or being presumed to be, insolvent.

2.8 Litigation. Neither Cellegy Australia nor, to Seller’s knowledge, any person for whom Cellegy Australia is or may be liable is involved in or the subject of in any proceedings, litigation, arbitration, mediation or other dispute or claim, or any official investigation or audit (collectively “Proceedings”). There are no Proceedings pending against either Cellegy Australia or, to Seller’s knowledge, any person for whom Cellegy Australia is or may be liable and Seller is not aware of any fact or circumstance which may give rise to any such Proceedings.

2.9 Licences and Authorisations. As far as Seller is aware, there is no fact, event or circumstance (including entry into and performance of this Agreement) which may result in the breach of any law, agreement, regulation, government order, registration, licence or authorisation applicable to Cellegy Australia or any of its business or assets (collectively “Authorisations”) or which may otherwise result in the revocation, suspension, cancellation, impairment, non-renewal or variation of any Authorisation.

2.10 Brokers Fees. Purchaser shall not incur any liability to any third party with respect to any brokerage or finder's fee payable by Seller in connection with the transactions contemplated by this Agreement.

2.11 Information. To Seller’s knowledge, all information set out in this Agreement and the exhibits and schedules hereto is and will remain after Closing true, accurate and not misleading in any material respect.

2.12 Product Liability Insurance. As of the Closing, Seller shall have in effect product liability insurance relating to the conduct of Cellegy Australia's business for periods up to the Closing Date during which Seller owned the Shares (including coverage with respect to all inventory of Cellegy Australia that exists as at the Closing Date and product liability claims made against Cellegy Australia relating to products manufactured, sold or distributed by Cellegy Australia on or before the Closing Date), for the periods and on the terms set forth in such insurance policy, a copy of which (or a summary of certain terms of which) has been provided to Buyer before the Closing Date.

3. Representations and Warranties of Purchaser. Purchaser represents and warrants to Cellegy that each of the following is a true and complete statement:

3.1 Organization. Purchaser is a company duly organized under the laws of New South Wales, Australia.

3.2 Authorization. Before the Closing Date Purchaser will have taken all corporate action necessary to authorize its consummation of the purchase of the Shares and the performance of its obligations under this Agreement.

3.3 No Conflict. The execution of this Agreement and the performance of Purchaser’s obligations hereunder will not (A) cause a violation of Purchaser’s constitution, or (B) in any material respect cause any violation of any statute, rule or regulation applicable to Purchaser or of any judgment or order of any court or governmental body. This Agreement when executed by Purchaser will be (assuming due authorization, execution and delivery of the same by Seller), the valid and binding obligation of Purchaser, enforceable against Purchaser (under applicable New South Wales law) in accordance with its terms, subject only to the effect of (a) applicable bankruptcy and other similar laws affecting the rights of creditors generally and (b) rules of law and equity governing specific performance, injunctive relief and other equitable remedies.

3.4 Brokers Fees. Seller shall not incur any liability to any third party with respect to any brokerage or finder's fee payable by Purchaser in connection with the transactions contemplated by this Agreement.

4. Acknowledgments and Indemnities.

4.1 Acknowledgments. Purchaser acknowledges that it has had an opportunity to ask questions and receive answers from Seller and Cellegy Australia regarding the business, properties, prospects and financial condition of Cellegy Australia. Each party acknowledges that the other party does not make any representation or warranty concerning the tax consequences of the transactions contemplated by this Agreement.

4.2 Indemnities. (a) During the period of time that the representations and warranties of Purchaser and Seller survive as provided in clause 9 of this Agreement, Seller indemnifies Purchaser (for itself and as trustee for Cellegy Australia) against all proceedings, actions, claims, demands, losses, liabilities, damages, costs and expenses (“Losses”) which may be made, brought against, suffered or incurred by Purchaser or Cellegy Australia, and arising directly or indirectly out of or in connection with any of Seller's warranties or representations being untrue, inaccurate or misleading in any material respect, or any material breach of this Agreement by Seller that is not cured without loss to Purchaser within thirty (30) days of notice from Purchaser to Seller describing in reasonable detail the alleged breach. During the period of time that the representations and warranties of Purchaser and Seller survive as provided in clause 9 of this Agreement, Purchaser indemnifies Seller against all Losses which may be made, brought against, suffered or incurred by Seller, and arising directly or indirectly out of or in connection with any of Purchaser's warranties or representations being untrue, inaccurate or misleading in any material respect, or any material breach of this Agreement by Purchaser that is not cured without loss to Seller within thirty (30) days of notice from Seller to Purchaser describing in reasonable detail the alleged breach.

(b) The indemnities contained in this clause are continuing, separate and independent obligations of the parties from their other obligations, and survive the termination of this Agreement, for the period provided in clause 9 of this Agreement for survival of representations and warranties of the parties.

(c) In no event shall either party be liable to the other party for punitive or consequential damages. The indemnification obligations in this Section shall be the sole remedy for either party arising from a breach by the other party of representations, warranties or covenants made in this Agreement.

(d) The indemnification provided for in this Section shall not apply unless and until the aggregate Losses for which one or more indemnified persons seeks or has sought indemnification hereunder exceeds a cumulative aggregate amount of $50,000 (the “Basket”), in which event the indemnification obligations shall apply to all Losses in excess of the Basket.

(e) A party seeking indemnification hereunder (“Indemnitee”) will give prompt written notice to the party from which indemnification is sought (“Indemnitor”) of any claim which it discovers or of which it receives notice after the Closing and which might give rise to a right of indemnification by it against Indemnitor under this Agreement (“Claim”), stating (to the extent known) the nature, basis and amount thereof. All Claims must be submitted before the expiration of the Survival Period. In the case of any Claim by any third party with respect to which Indemnitor may have liability under this Agreement, Indemnitor shall be entitled (at its own cost) to participate in the defense thereof and, to the extent desired by Indemnitor, to assume the defense thereof, in which case the Indemnitor must act reasonably (having regard to the business reputation of the Indemnitee) in participating in or assuming the defense of the Claim. After written notice from Indemnitor to Indemnitee of its election to assume such defense, Indemnitor will not be liable to any Indemnitee for any legal or other expenses subsequently incurred by such Indemnitee in connection with its participation in the defense of the Claim, other than reasonable costs of assistance or investigation, unless Indemnitor does not actually assume the defense of the Claim following Indemnitor's notice of such election. The parties will render to each other such assistance as may reasonably be required of each other in order to ensure proper and adequate defense of any such third party Claim. Indemnitor will not agree to a compromise or settlement of any such third party Claim that would require the payment of any amounts by Indemnitee without the written consent of Indemnitee.

5. Covenants.

5.1 Consummation of Transaction. Cellegy and Purchaser will cooperate and use their good faith efforts to satisfy the conditions to closing described below and, upon satisfaction of such conditions, to consummate the transactions contemplated hereby.

5.2 Taxes. Purchaser agrees to pay any sales, use or other taxes (other than United States capital gain or income or similar taxes imposed on Seller), including any stamp duty taxes, arising out of the sale of the Shares and the transactions contemplated by this Agreement. If Seller is obligated to pay any such taxes for which Purchaser is responsible pursuant to the preceding sentence, then Seller may notify Purchaser and Purchaser shall either pay the taxes or, with Seller’s consent, promptly reimburse Seller after the payment of such taxes. Seller and Purchaser shall cooperate with respect to any filings or actions that may be necessary under applicable laws or tax treaties.

5.3 Cooperation. Purchaser agrees that Purchaser will, and Purchaser will cause Cellegy Australia to, cooperate with Seller, to provide any books and records, information or assistance that Seller reasonably requests, after the Closing Date, relating to Cellegy Australia’s financial statements for any period before the Closing Date, in connection with preparation of Seller’s financial statements, filings with the Securities and Exchange Commission, or other requirements of applicable law. Without limiting the foregoing, Purchaser shall, but only to the extent to which it is reasonable to require it to do so: (a) cause Cellegy Australia to record such inter-company entries as Seller requests pursuant to executed agreements, (b) prepare Cellegy Australia’s financial statements accurately and in a timely manner (including timely with regard to the preparation of Seller’s audited financial statements and reporting obligations), (c) prepare and deliver all required related account analysis relating to Cellegy Australia’s financial statements, (d) provide all bank reconciliations, (e) respond in good faith to any questions that Seller or its independent accountants may have in connection with the financial statements of Cellegy Australia or the preparation of Seller’s consolidated financial statements and (f) execute such management certificates as Seller may request concerning the accuracy of Cellegy Australia’s financial statements, Cellegy Australia’s controls and procedures and other matters similar to the matters addressed in certifications provided by Seller’s officers in periodic reports filed by Seller with the Securities and Exchange Commission. After the Closing Date Seller must give to Purchaser all information and assistance that Purchaser or Cellegy Australia reasonably requests to comply with, maintain or obtain any Authorisations or otherwise to enable Cellegy Australia to use and exploit the IP Rights and the Transferred IP Rights and to conduct its business.

5.4 Cellegy's Obligations at Closing. At Closing, Seller must:

(a) deliver to Purchaser:

(i) transfers of the Shares duly executed by the registered holders in favour of Purchaser together with the share certificates for the Shares;

(ii) the Books and Records;

(iii) all other assets of Cellegy Australia which are in its or Seller's possession or control; and

(iv) the executed resignations of such directors and other officers of Cellegy Australia as are required by Purchaser, effective from the close of the meeting referred to in clause 5.4(b);

(b) cause a meeting of the directors of Cellegy Australia to be held and to obtain at that meeting:

(i) the resignation of such directors and other officers of Cellegy Australia as Purchaser directs;

(ii) the appointment of those persons who Purchaser nominates, and who have consented in writing to act, as directors and secretary of Cellegy Australia;

(iii) approval for registration of the transfers of the Shares to Purchaser, subject to payment of any stamp duty; and

(iv) cancellation of the existing share certificates for the Shares and the issue of new certificates for the Shares in favour of Purchaser; and

(c) do all other things which are required by this Agreement to be done by Seller at the Closing, or which are reasonably required by Purchaser to give it the full possession and benefit of the Shares.

5.5 Ownership of Intellectual Property After the Closing. After the Closing, neither party will take any action that, directly or indirectly, is inconsistent with the other party’s ownership of intellectual property owned by such party, and shall not directly or indirectly contest the validity of or the other party’s right in such intellectual property and shall not claim adversely to the other party, or assist any third party in attempting to claim adversely to the other party, with regard to such ownership. To the extent consistent with Cellegy Australia's ownership and exploitation of the IP Rights and the Transferred IP Rights, each party agrees that it will not challenge the title of the other party to the patents claimed to be owned by the other party, oppose any issuance of a patent to the other party with respect thereto or challenge the validity of any such patent if issued, and will not cooperate with any third party in connection with any challenges to such rights.

5.6 Assignment of Certain Intellectual Property Rights and Agreements. As soon as practicable after the Closing, Seller will procure the transfer and assignment to Cellegy Australia of the patents and other intellectual property rights set forth on a mutually agreed-upon schedule delivered by Seller to Purchaser before the Closing (the “Transferred IP Rights”). Seller will cooperate with Purchaser after the Closing with the goal of obtaining either the assignment of Seller’s existing distributor agreements relating to Singapore and Korea or the execution of new distributor agreements in favour of Cellegy Australia regarding Singapore and Korea.
5.7 Intercompany Loans. Seller acknowledges that the whole of the intercompany loan owed by Cellegy Australia to Seller (“Loan”) shall be repaid and discharged at the Closing by application of payments received by Seller pursuant to clauses 1.2(b) and 1.2(c) above, so that there will be no amount owing by Cellegy Australia to Seller after Seller has received these payments. Neither party shall have any liability to the other party after the Closing for any Losses (including taxes) or claims that may arise after the Closing as a consequence of the Loan being repaid and discharged in the manner contemplated by this Agreement.

5.8 Pre-Closing Notices. At least 2 Business Days before the Closing Date, Seller must give Purchaser full and accurate written details of:

(a) all officers of Cellegy Australia, and each power of attorney granted by Cellegy Australia to any of those officers, to Seller or to any of the Seller's associates which has not expired or been revoked;

(b) each bank or other financial institution with which Cellegy Australia has an account, safety deposit box or deposit; and

(c) the names of all persons authorised to draw on or have access to those accounts, safety deposit boxes and deposits.

6. Closing. The closing of the transactions contemplated by this Agreement (the “Closing”) will occur promptly upon satisfaction or waiver of all closing conditions, but (assuming satisfaction or waiver of all closing conditions) in all events not later than April 10, 2006 (the date on which the Closing occurs referred to as the “Closing Date”), unless one or more regulatory or governmental consents or approvals that is required to be obtained before the Closing has not been obtained through no fault of any party, in which case the Closing shall occur as soon as reasonably possible after such consent or approval has been obtained. At the Closing, Seller shall sell and deliver the Shares to Purchaser, and Purchaser shall pay the amounts required under clauses 1.2(a), (b) and (d) to Seller.

7. Purchaser’s Closing Conditions. Purchaser’s obligations to consummate the transactions contemplated by this Agreement are subject to the satisfaction of each of the following conditions, except as Purchaser may waive in writing.

7.1 Representations, Warranties and Covenants. Seller’s representations and warranties made in this Agreement shall remain true in all material respects as if made on the Closing Date, and Seller shall have performed in all material respects all of the terms and obligations of this Agreement that are required to be performed by Seller before the Closing.

7.2 Third Party Consents. All third party consents that are required in order to sell the Shares to Purchaser shall have been obtained.

7.3 No Litigation. No action, claim or proceeding shall have been brought or threatened against any party seeking to challenge or prohibit the transactions contemplated by this Agreement.

7.4 Compliance Certificate. Purchaser shall have received a certificate with respect to satisfaction of the conditions set forth in Sections 7.1, 7.2 and 7.3, signed on behalf of Seller by one or more duly authorized representatives of Seller.

8. Seller's Closing Conditions. Seller’s obligations to consummate the transactions contemplated by this Agreement are subject to the satisfaction of each of the following conditions, except as any Seller may waive in writing with respect to itself.

8.1 Representations, Warranties and Covenants. Purchaser’s representations and warranties made in this Agreement shall remain true in all material respects as if made on the Closing Date, and Purchaser shall have performed in material respects and be in material compliance with all of the terms and obligations of this Agreement that are required to be performed by Purchaser at or before the Closing Date.

9. Survival of Representations and Warranties. The representations and warranties made by Purchaser and Seller in this Agreement shall survive the Closing for a period of sixty (60) days after the Closing (the “Survival Period”), after which time they shall terminate and be of no further force or effect except in respect of matters which have been the subject of a claim made by one party to the other during the Survival Period pursuant to the procedures set forth in Section 4.2 of this Agreement governing indemnification.

10. Confidentiality; Disclosure. Each party may make such press releases or other public disclosures regarding this Agreement and the transactions contemplated hereby as they deem appropriate; and each party shall use all reasonable efforts to provide prior notice to the other party of such press releases or disclosures. Without limiting the foregoing, Cellegy may include information concerning the transactions contemplated by the Agreement and related matters in filings that Cellegy makes with the U.S. Securities and Exchange Commission or other federal and state regulatory authorities. Purchaser agrees to cooperate with Cellegy to provide such information (including without limitation any financial information relating to Cellegy Australia) that may be required under US law.

11.  Governing Law; Consent to Jurisdiction. This Agreement and any disputes arising out of or relating to this Agreement, shall be governed by the laws of New South Wales. The parties irrevocably and unconditionally submit to the jurisdiction of the courts of New South Wales and any courts which have jurisdiction to hear appeals from any of those courts and waive any right to object to any proceedings being brought in those courts for any reason.

12. Miscellaneous

12.1 Notices. Every notice, consent and other communications required or permitted to be given hereunder shall be in writing and shall be deemed given if delivered personally or by commercial messenger service, by reputable overnight mail or similar courier services, mailed by registered or certified mail (return receipt requested) or sent via facsimile (with acknowledgment of complete transmission) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice), provided, that notices sent by ordinary mail will not be deemed guaranteed however, received:

if to Seller, to:

Cellegy Pharmaceuticals, Inc.
1800 Byberry road, Bldg. 13
Huntingdon Valley, PA 19006
Attention: Chief Executive Officer
Fax No.: (215)-914-0914

With a copy to:

C. Kevin Kelso
Weintraub Genshlea Chediak
400 Capitol Mall, 11th floor
Sacramento, CA 95817
Fax No.: 916-446-1611

If to Purchaser, to:

Epsilon Pharmaceuticals Pty Limited
203 New South Head Road, Edgecliff
New South Wales 2027, Australia
Attention: Sheli Lubowski
Fax No.: (612) 93620367

Notices shall be deemed delivered upon receipt if delivered personally or by messenger service, two (2) business days after delivery with a reputable courier service for delivery as soon as possible to the other party, seven (7) days after deposit in the mail if sent by registered or certified mail, and one business day after transmission by facsimile.

12.2 Interpretation and Definitions.

(a) The words “include,” “includes” and “including” when used herein shall be deemed in each case to be followed by the words “without limitation.” The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

(b) “Books and Records” means originals and copies in machine readable or printed form of all registers, books, reports, correspondence, files, records, accounts, documents and other material, in the possession or control of Seller or Cellegy Australia, about or used in connection with Cellegy Australia, including:

(i) all available copies of Cellegy Australia's constitution or other constituent documents;

(ii) the common seal and duplicate seals of Cellegy Australia;

(iii) the certificates of incorporation of Cellegy Australia;

(iv) certificates of registration of any business names or trade names registered in the name of Cellegy Australia;

(v) executed and stamped originals of the Contracts; and

(vi) all certificates of registration and other documents of title for the IP Rights.

(c) “Business Day” means a day on which banks in New South Wales and Pennsylvania are open for general banking business, excluding Saturdays and Sundays.

(d) “Interest” means any security interest, lease, license, option, voting arrangement, easement, covenant, novation, restriction, interest under any agreement, interest under any trust, or other right, equity, entitlement or other interest of any nature.

(e) “Third Party Interest” means an Interest held by a third party.

12.3 Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party, it being understood that all parties need not sign the same counterpart.

12.4 Entire Agreement; Assignment. This Agreement (including any exhibits or schedules hereto) constitutes the entire agreement among the parties with respect to the subject matter hereof and supersedes all prior agreements and understandings both written and oral, among the parties with respect to the subject matter hereof; (b) is not intended to confer upon any other person any rights or remedies hereunder; and (c) may not be assigned unless agreed to by the other parties hereto, except that Cellegy may assign its rights and delegate its obligations hereunder to any person or entity that acquires all or substantially all of the business of Cellegy, whether by merger, purchase of assets or otherwise.

12.5 Severability. In the event that any provision of this Agreement or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

12.6 Other Remedies. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy.

12.7 Rules of Construction. The parties hereto agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

12.8 Expenses; Attorneys Fees. Each party will be responsible for its own fees and expenses in connection with the proposed transaction. Neither party has entered into, and will not enter into, any agreement that would result in a broker's or finder's fee pertaining to the proposed transaction.

12.9 Further Assurances. Each party shall promptly execute all documents and do all things that any other party from time to time reasonably requires of it to effect, perfect or complete the provisions of this Agreement and any transaction contemplated by it.

12.10 Prior Agreement. At or before, and effective upon, the Closing, Seller and Purchaser must procure that the Stock Purchase Agreement dated as of April 14, 2000 entered into by, among other parties, Cellegy, Quay Pharmaceuticals Pty. Ltd., Richcone Pty Ltd CAN 064 469 861, and Cellegy Australia (the “Prior Agreement”), is terminated and superseded in its entirety, such that no provisions of, or obligations set forth in, the Prior Agreement shall have any further force or effect notwithstanding any language in the Prior Agreement to the contrary.

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IN WITNESS WHEREOF, the parties have executed this Share Purchase Agreement as of the date first written above.

SELLER

CELLEGY PHARMACEUTICALS, INC.

By:	/s/ Jack Chandler
Its:	Vice President, Corporate Development

PURCHASER

By:	/s/ Jonathan Lubowski
Its:	Director